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Pitney Bowes Credit Corporation - Form 10-Q
Three Months Ended March 31, 1997
Page 16 of 17


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                                                Exhibit (i)
                             Computation of Ratio of Earnings to Fixed Charges
                             -------------------------------------------------


(Dollars in thousands)
                                        Three Months Ended
                                            March 31,                   Years Ended December 31,
                                        ------------------    -------------------------------------------
                                           1997       1996       1996     1995     1994     1993     1992
                                        -------    -------    -------  -------  -------  -------  -------
Income before income taxes. . . . . .  $ 66,339   $ 62,057   $266,089 $231,334 $218,913 $189,960 $185,704
                                        -------    -------    -------  -------  -------  -------  -------

Fixed charges:
 Interest on debt . . . . . . . . . .    49,895     50,315    201,543  202,090  151,239  137,372  146,594
 1/3 rental expense . . . . . . . . .       340        412      1,530    1,519    1,463    1,575    1,491
                                        -------    -------    -------  -------  -------  -------  -------
Total fixed charges . . . . . . . . .    50,235     50,727    203,073  203,609  152,702  138,947  148,085
                                        -------    -------    -------  -------  -------  -------  -------

Total . . . . . . . . . . . . . . . .  $116,574   $112,784   $469,162 $434,943 $371,615 $328,907 $333,789
                                        =======    =======    =======  =======  =======  =======  =======

Ratio of earnings to fixed
 charges (1). . . . . . . . . . . . .     2.32X      2.22X      2.31X    2.14X    2.43X    2.37X    2.25X
                                        =======    =======    =======  =======  =======  =======  =======

(1) The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges by fixed charges.
    Fixed charges consist of interest on debt and one-third rental expense as representative of the interest portion of rentals.

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